As filed with the United States Securities and Exchange Commission on December 9, 2024.
Registration No. 333-258590
Registration No. 333-274225
Registration No. 333-229984
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
_______________________________________________________________________
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8
REGISTRATION STATEMENT NO. 333-274225
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8
REGISTRATION STATEMENT NO. 333-258590
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8
REGISTRATION STATEMENT NO. 333-229984
UNDER THE SECURITIES ACT OF 1933
_______________________________________________________________________
ACREAGE HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

British Columbia, Canada	98-1463868
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

366 Madison Avenue, 14th Floor, New York, New York 10017 (Address of Principal Executive Offices) (Zip Code)
_______________________________________________________________________
Acreage Holdings, Inc. Omnibus Incentive Plan, as amended and restated
(Full title of the plan)
_______________________________________________________________________
Corey Sheahan, Esq.
366 Madison Avenue, 14th Floor
New York, New York 10017
(Name and address of agent for service)
(646) 600-9181
(Telephone number, including area code, of agent for service)
Please send copies of all communications to:
Kevin J. Roggow
Cozen O’Connor P.C.
3WTC, 175 Greenwich Street, 55th Floor
New York, New York 10007
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES
These Post-Effective Amendments, which relate to the following Registration Statements on Form S-8 (together, the “Registration Statements”) filed by Acreage Holdings, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “SEC”), are being filed to terminate all offerings under the Registration Statements and to withdraw and remove from registration the shares of the Registrant’s Class D subordinate voting shares, no par value (the “Floating Shares”) and the Registrant’s Class E subordinate voting shares, no par value (the “Fixed Shares”), that had been registered under such Registration Statements, together with any and all plan interests and other securities registered thereunder:
-Registration Statement on Form S-8 (No. 333-229984) previously filed by the Registrant with the SEC on March 1, 2019 to register 7,094,100 subordinate voting shares, reserved for issuance under the Acreage Holdings, Inc. Omnibus Incentive Plan, as amended and restated from time to time (the “Incentive Plan”);
-Registration Statement on Form S-8 (No. 333-258590) previously filed by the Registrant with the SEC on August 6, 2021 to register 10.0 million Floating Shares and 10.0 million Fixed Shares, in each case, reserved for issuance under the Incentive Plan; and
-Registration Statement on Form S-8 (No. 333-274225) previously filed by the Registrant with the SEC on August 25, 2023 to register an additional 20.0 million Fixed Shares and an additional 20.0 million Floating Shares, in each case, reserved for issuance under the Incentive Plan.
Effective December 9, 2024, pursuant to and in accordance with (a) an arrangement agreement with Canopy Growth Corporation (“Canopy”) dated April 18, 2019, as amended, relating to the acquisition (the “Fixed Share Acquisition”) of all issued and outstanding Fixed Shares pursuant to the plan of arrangement under the Business Corporations Act (British Columbia) and (b) a plan of arrangement under the Business Corporations Act (British Columbia) in accordance with the arrangement agreement dated October 24, 2022, as amended, among the Company, Canopy and Canopy USA, LLC (“Canopy USA”) (the “Floating Share Acquisition” and together with the Fixed Share Acquisition, the “Acquisitions”), Canopy USA owns 100% of the issued and outstanding shares of the Registrant.
As a result of the Acquisitions, the Registrant has terminated any and all offerings of the Registrant’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold or unissued at the termination of the offering, the Registrant hereby removes from registration all such securities of the Registrant registered pursuant to the Registration Statements that remain unsold or unissued as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURE
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 9, 2024.

Acreage Holdings, Inc. (Registrant)

Date: December 9, 2024	By:	/s/ Corey Sheahan
Corey Sheahan
Executive Vice President, General Counsel and Secretary
No other person is required to sign these Post-Effective Amendments in reliance on Rule 478 of the Securities Act of 1933, as amended.